EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as an exhibit shall be a joint statement filed on behalf of each of the undersigned.  The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Date:            May 25, 2016

PERRITT CAPITAL MANAGEMENT, INC. By: /s/ Lynn E. Burmeister Lynn E. Burmeister Chief Compliance Officer
PERRITT FUNDS, INC. By: /s/ Lynn E. Burmeister Lynn E. Burmeister Chief Compliance Officer and Secretary

Joint Filing Agreement